News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Announces Resignation of Chief Financial Officer

Hamburg, NY, November 5, 2015 – Evans Bancorp, Inc. (the “Company” or “Evans”) ( NYSE MKT: EVBN), a financial holding company and the parent company of Evans Bank, N.A., announced that Gary A. Kajtoch, Executive Vice President and Chief Financial Officer, has tendered his resignation, effective November 6, in order to pursue other interests and opportunities after nearly nine years with the Company.  Mr. Kajtoch’s resignation is subsequent to the filing today of Evan’s third quarter financial results.

David J. Nasca, President and Chief Executive Officer of Evans, will also serve as Principal Financial Officer while the Company conducts a thorough internal and external search to find a new chief financial officer.

Mr. Nasca commented, “We very much appreciated Gary’s years of service with Evans.  He played an instrumental role in our nearly doubling total assets from approximately $470 million to over
$900 million during his time with us.  We wish Gary well as he moves on to the next phase of his career.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $921 million in assets and $782 million in deposits at September 30, 2015.  Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.  Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:
Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com